Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Click2learn, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of SumTotal Systems, Inc. of our report dated February 6, 2004, except for Notes 14 and 18, which are as of February 18, 2004, with respect to the consolidated balance sheets of Click2learn, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003 and the related consolidated financial statement schedule, which report appears in the Form 10-K of Click2learn, Inc. dated March 18, 2004. Our report covering the December 31, 2003, consolidated financial statements and the related consolidated financial statement schedule refers to a change in the method of accounting for goodwill and other intangible assets.

/s/    KPMG LLP

Seattle, Washington

March 16, 2004